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                                   EXHIBIT 5.1

                                October 10, 2000

Kosan Biosciences Incorporated
3832 Bay Center Place
Hayward, CA  94545

         RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 10, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,334,048 shares under the 1996 Stock Option Plan, 300,000 shares under the 2000 Employee Stock Purchase Plan, and 300,000 shares under the 2000 Non-Employee Director Stock Option Plan (which Plans are referred to herein as the "Plans" and which Shares are referred to herein as the "Shares"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares pursuant to the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation